Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of October 18, 2010 (the “Effective Date”), is made between STERLING JEWELERS INC., a Delaware corporation (the “Company”), and Michele Cahal (the “Executive”).

WHEREAS, the Company is a wholly-owned subsidiary of Signet Jewelers Limited (“Signet”); and

WHEREAS, the Company desires to engage the services of the Executive in the capacity of Group Controller Designate of Signet from the Commencement Date (as hereinafter defined) until April 30, 2011, and Group Controller of Signet as of May 1, 2011, and the Executive desires to provide services in such capacity to Signet, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment and Term.

(a) The Company hereby employs the Executive, and the Executive hereby accepts continued employment by the Company, in the capacities and on the terms and subject to the conditions set forth herein from October 18, 2010 (the “Commencement Date”) until the date this Agreement is terminated by the Company or by the Executive pursuant to the terms of this Agreement (the “Term of Employment”).

(b) The Company may terminate this Agreement for any reason, at any time by notifying the Executive in writing. In the event the Company terminates this Agreement for any reason other than for Cause or by reason of the Executive’s death or disability (as described in Section 4), the Company shall be obligated to (i) pay the Executive the unpaid Base Salary (as defined in Section 3 below) in effect on the effective date of termination, prorated to such date of termination, (ii) pay the Executive for any Annual Bonus (as defined in Section 3 below) (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and/or Long Term Bonus (as defined in Section 3 below) (which amount shall be paid in accordance with the long term incentive plan for executive officers then in effect, as approved by the Compensation Committee of Signet or its designee) earned by the Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed performance period) prior to the effective date of such termination but which remain unpaid as of the date of termination, (iii) pay the Executive the pro-rata portion of the Annual Bonus for which she was then eligible as of the date of termination for the then current fiscal year, based on actual performance for the full fiscal year and prorated for the period ending on the date of termination (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet), (iv) continue to pay to the Executive her Base Salary in effect on the last date of the Executive’s employment for twelve (12) months following such last date of employment, in accordance with the Company’s standard payroll practices for executive officers, with each such payment hereby designated a separate payment, and (v) provide the Executive with a lump-sum payment equal to the cost of the COBRA premium for twelve (12) months of coverage at the same level as in effect immediately prior to the date of termination in order to support the Executive’s transition. The Executive shall continue to have the obligations provided for in Sections 6 and 7 hereof.

(c) This Agreement may also be terminated by the Executive at any time upon three hundred sixty (360) days’ prior written notice to the Company. Upon such termination, the Company shall have no further obligations hereunder except to (i) pay the Executive the unpaid Base Salary in effect on the effective date of such termination prorated to such date of termination, with each such payment hereby designated a separate payment, (ii) pay the Executive for any Annual Bonus (as defined in Section 3 below) (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and/or Long Term Bonus (as defined in Section 3 below) (which amount shall be paid in accordance with the long term incentive plan for executive officers then in effect, as approved by the Compensation Committee of Signet or its designee) earned by the Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed performance period) prior to the effective date of such termination but which remain unpaid as of the date of termination, and (iii) provide the Executive any other benefits to which she is entitled [by law] upon such termination. The Executive shall continue to have the obligations provided in Sections 6 and 7 hereof.

(d) Notwithstanding anything herein to the contrary, as a condition precedent to receiving any payments under this Section 1 (other than those amounts already accrued prior to the date of termination), the Executive shall have executed, within twenty-one days, or if required for an effective release, forty-five days, following the Executive’s termination of employment, a waiver and release in substantially the form attached hereto as Exhibit A (the “Release”), which Release may be updated by the Company from time to time to reflect changes in law, and the seven-day revocation period of such Release shall have expired. Subject to Section 14 and the execution of the Release pursuant to this Section 1(d), all payments under this Section 1 shall be payable as described above; provided, that the first payment shall be made on the sixtieth day after the Executive’s termination of employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto.

2. Duties. During the Term of Employment, the Executive shall serve as Group Controller Designate of Signet until April 30, 2011, and Group Controller of Signet as of May 1, 2011. The Executive shall report to the Chief Financial Officer of Signet or such other officer of Signet as determined by the Chief Executive Officer of Signet in the sole discretion of the Chief Executive Officer of Signet. The Executive

shall serve Signet faithfully and to the best of her ability in such capacities, as determined by the Chief Executive Officer of Signet, devoting substantially all of her business time, attention, knowledge, energy and skills to such employment. In addition, if elected, the Executive shall also serve during any part of the Term of Employment as any other officer or a director of the Company, Signet or any subsidiary corporation or parent corporation of the Company, without any compensation therefor other than as specified in this Agreement. The Executive shall be based primarily in Akron, Ohio, with periodic travel required; however, during the first six months of employment travel will be more frequent.

3. Compensation and Benefits. As full and complete compensation to the Executive for her execution and delivery of this Agreement and performance of the services required hereunder, during the Term of Employment, the Company shall pay, grant or provide to the Executive, and the Executive agrees to accept:

(a) (i) a base salary, payable in accordance with the Company’s standard payroll practices for executive officers, of $225,000 per annum (“Base Salary”); (ii) an annual bonus (the “Annual Bonus”) of up to 70% of Base Salary, in accordance with the bonus plan then in effect for executive officers of the Company, as approved by the Compensation Committee of Signet or its designee, which Annual Bonus shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet; provided, that any Annual Bonus earned in respect of the 2010/2011 fiscal year shall be prorated based on the number of calendar days that have elapsed since the Commencement Date and the end of such fiscal year; (iii) a long term incentive bonus, payable in accordance with the long term incentive plan for executive officers then in effect, if any, as approved by the Compensation Committee of Signet or its designee (which amount shall be paid in accordance with the long term incentive plan for executive officers then in effect, as approved by the Compensation Committee of Signet or its designee) (the “Long Term Bonus”); and (iv) options, restricted stock or other stock-based awards, if any, as determined in the sole discretion of the Compensation Committee of Signet or its designee, in accordance with the Signet Jewelers Limited Omnibus Incentive Plan or the equity incentive plan then in effect; provided, however, that on or prior to each May 1 of each year, the Board of Directors of the Company, the Compensation Committee of Signet or its designee shall review the amount of the Executive’s Base Salary then in effect and, in the absolute discretion of the Board, such committee or its designee, the Base Salary may be increased, but not decreased, from such amount, based upon the performance of the Executive and other factors as may be considered by the Board, such committee or its designee to be relevant from time to time;

(b) medical/dental, [short-term disability,] long-term disability and life insurance benefits made available generally from time to time by the Company to executive officers of the Company;

(c) such deferred compensation benefits as may be made available generally from time to time by the Company to executive officers of the Company upon the authorization and approval of the Compensation Committee of Signet;

(d) up to twenty-five days of vacation each year, subject to the Company’s vacation policies applicable to executive officers of the Company; and

(e) such other perquisites and benefits as may be made available generally from time to time by the Company to executive officers of the Company.

No reimbursement or in-kind benefits provided under this Section 3 in respect of one taxable year shall affect the amounts payable in any other taxable year or shall be subject to liquidation or exchange for another benefit. Any reimbursements made to the Executive pursuant to this Agreement or otherwise shall be paid no later than the last day of the year following the year in which the expense was incurred.

4. Termination.

(a) Disability. In the event of any physical or mental disability during the Term of Employment which renders the Executive incapable of performing the services required of her for any period or periods aggregating six months during any twelve-month period, the Company shall have the right, upon written notice to the Executive, to terminate the Executive’s employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). Upon such termination, the Company shall have no further obligations hereunder, except to (i) pay the Executive her Base Salary prorated to the effective date of such termination, to the extent not already paid, with each such payment hereby designated a separate payment, (ii) pay the Executive for any Annual Bonus (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and/or Long Term Bonus (paid in accordance with the applicable long term incentive plan) earned by Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed performance period) prior to the effective date of such termination but which remains unpaid as of the date of termination, (iii) pay the Executive the pro-rata portion of the Annual Bonus she would have been entitled to receive had she remained in employment through the end of the fiscal year during which such termination occurred, based on the portion of the fiscal year that has elapsed prior to such termination (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet), and (iv) provide the Executive any other benefits to which the Executive is entitled [by law]. For purposes of this Section 4(a), the Executive’s physical or mental disability shall be determined in accordance with any disability plan of or applicable to the Company that is then in effect. The Executive shall continue to have the obligations provided for in Sections 6 and 7 hereof.

(b) Death. In the event of the death of the Executive during the Term of Employment, the Executive’s employment and this Agreement shall automatically terminate and the Company shall have no further obligations hereunder, except to (i) pay the Executive’s estate the Base Salary prorated to the effective date of termination, to the extent not already paid, and for six (6) months following such date, payable in accordance with the Company’s standard payroll practices for executive officers, with each such payment hereby designated a separate payment, (ii) pay the Executive’s estate for any Annual Bonus (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and/or Long Term Bonus (paid in accordance with the applicable long term incentive plan) earned by Executive for a completed fiscal year (or, in the case of the Long Term Bonus, a completed performance period) prior to the date of death but which remain unpaid as of the date of death, (iii) pay the Executive’s estate the pro-rata portion of the Annual Bonus the Executive would have been entitled to receive had she remained in employment through the end of the fiscal year during which such termination upon death occurred, based on the portion of the fiscal year that has elapsed prior to such termination (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet), and (iv) provide the Executive any other benefits to which the Executive is entitled [by law].

(c) Cause. The Company shall have the right, upon written notice to the Executive, to terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined), effective upon the giving of such notice (or such later date as shall be specified in such notice), and the Company shall have no further obligations hereunder, except to pay the Executive her Base Salary prorated to the effective date of termination, to the extent not already paid, and the Executive shall continue to have the obligations provided in Sections 6 and 7 hereof.

For purposes of this Agreement, “Cause” means: (i) fraud, embezzlement, gross insubordination on the part of the Executive or any act of moral turpitude or misconduct (which misconduct adversely affects the business or reputation of the Company, Signet or any of their subsidiaries or affiliates) by the Executive; (ii) conviction of or the entry of a plea of nolo contendere by the Executive for any felony; or (iii) a material breach of, or the willful failure or refusal by the Executive to perform and discharge, her duties, responsibilities or obligations under this Agreement.

5. Resignation upon Termination. Upon the termination of the Executive’s employment hereunder for any reason, the Executive shall immediately be deemed to resign, and shall resign, from all offices and directorships held by her in the Company or any of its subsidiaries or affiliates and shall execute any and all documents reasonably necessary to effect such resignations as requested by the Company.

6. Confidentiality; Ownership of Developments.

(a) During the Term of Employment and for any time thereafter, the Executive shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in good faith in connection with the Business (as defined below) of the Company and of any of the subsidiaries or affiliates of the Company, any trade secrets, confidential or proprietary information and documents or materials owned, developed or possessed by the Company or any of the subsidiaries or affiliates of the Company pertaining to the Business of the Company or any of the subsidiaries or affiliates of the Company, or any business the Company or any of its subsidiaries or affiliates is planning to conduct; provided, however, that such information referred to in this Section 6(a) shall not include information that is or has become generally known to the public or the jewelry trade without violation of this Section 6.

(b) The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, data, documentation, writings and applications thereof relating to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company that, alone or jointly with others, the Executive may create, make, develop or acquire during the Term of Employment (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company and the Executive hereby assigns to the Company all of her right, title and interest in and to all such Developments.

(c) The provisions of this Section 6 shall, without any limitation as to time, survive the expiration or termination of the Executive’s employment hereunder, irrespective of the reason for any termination.

(d) For purposes of this Agreement, “Business” shall mean the operation of a retail jewelry business that sells to the public jewelry, watches and associated services.

7. Covenants Not to Solicit and Not to Compete. The Executive agrees that during the Term of Employment and for a period of one year commencing upon the last date of Executive’s employment (the “Non-Competition Period”), the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(a)solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of the subsidiaries or affiliates of the Company to terminate his or her employment or engagement with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes; or

(b)directly or indirectly own, manage, control, invest or participate in any way in, consult with or render services to or for any person or entity (other than for the Company or any of the subsidiaries or affiliates of the Company) which is engaged in the retail jewelry business; provided, however, that the restrictions of this Section 7(b) shall not extend to the ownership, management or control of a retail jewelry business by the Executive following the termination of her employment with the Company provided that such activity is no less than sixty (60) miles distant from any retail jewelry store of the Company at the time of such termination of employment and provided, further, however, that the restrictions of this Section 7(b) shall not extend to the ownership of publicly traded securities in a company engaged in the retail jewelry business, provided that such ownership does not exceed 1% of the outstanding voting securities of such company.

Notwithstanding anything to the contrary contained herein, in the event the Executive terminates her employment upon less than three hundred sixty (360) days notice to the Company as required by Section 1(c), the Non-Competition Period shall be extended by an amount of time equal to three hundred sixty (360) days less the amount of notice actually given by the Executive to the Company; provided, however, if such termination by the Executive upon less than three hundred sixty (360) days’ notice occurs within sixty (60) days following a Change in Control (as defined below), the Executive’s obligations pursuant to clause (b) above shall continue for the Non-Competition Period without giving effect to the extension of time provided for herein. For purposes of this Agreement, a “Change in Control” shall mean: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization (other than Signet or an affiliate of Signet or the Company), if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization more than fifty percent (50%) of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity or (ii) any person or group of related persons (other than Signet or an affiliate of Signet or the Company) shall acquire beneficial ownership of more than fifty percent (50%) of the voting power of all classes of stock of the Company. A transaction shall not constitute a “Change in Control” if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

8. Specific Performance. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company’s Business and the subsidiaries and affiliates of the Company. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Section 6 or 7 hereof, the Company and the subsidiaries and affiliates of the Company would sustain irreparable injury and that monetary damages will not provide adequate remedy to the Company and that the Company shall be entitled to have Section 6 or 7 specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of the subsidiaries or affiliates of the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive. The provisions of this Section 8 shall survive the expiration or termination of the Executive’s employment hereunder, irrespective of the reason for any termination.

9. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the Executive’s employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company including, without limitation, the offer letter dated September 28, 2010. Subject to Section 14, this Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

10. Governing Law; Jurisdiction.

(a) This Agreement shall be subject to, and governed by, the laws of the State of Ohio applicable to contracts made and to be performed therein.

(b) Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Ohio located in Summit County or in a Federal court located in Cleveland, Ohio. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Ohio law. Each party irrevocably waives any objection which it may now or hereafter have to the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.

(c) The predominantly prevailing party in any action to enforce any of the provisions of this Agreement shall be entitled to reimbursement from the other party for its or her reasonable costs and expenses (including attorneys’ fees and expenses) incurred in connection with such action.

11. Assignability. The obligations of the Executive may not be delegated and the Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to any successor to or affiliate of the Company.

12. Severability. If any provision of this Agreement or any part thereof, including, without limitation, Sections 6 and 7, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, which shall be given full effect without regard to the invalid or unenforceable part thereof, or the validity or enforceability of this Agreement.

If any court construes any of the provisions of Section 6 or 7, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

13. Notices. All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by telecopy or by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:
The Company:
Sterling Jewelers Inc.
375 Ghent Road
Akron, Ohio 44313
Fax: (330) 668-5191
Attn: Group Chief Financial Officer

with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Fax: (212) 310-8007
Attn: Amy Rubin

The Executive:
Michele Cahal
Sterling Jewelers Inc./Signet Group Finance Department
375 Ghent Road
Akron, Ohio 44313
Fax: (330) 668-5191

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.

14. Compliance with Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” (as defined in Section 409A and related Department of Treasury guidance) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company shall defer the commencement of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months and one day following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, the Company may (a) adopt such amendments to this Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A and related Department of Treasury guidance. The Company shall consult with the Executive in good faith regarding the implementation of this Section 14; provided that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto.

15. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

16. Representations of the Executive. The Executive represents to the Company that no agreement or non-competition or other covenant or restriction contained in any agreement, commitment, or arrangement or understanding (whether oral or written), in any way conflicts with or limits the Executive’s ability to commence or to continue employment with the Company.

17. Policies. The Executive agrees to comply with the policies of Signet and the Company, as in effect from time to time, including, without limitation, any policy of the Board of Directors of Signet relating to claw back of compensation or any confidentiality agreement provided by the Company. [The effectiveness of this Agreement is conditioned on the Executive providing sufficient proof of citizenship or authorization to work in the United States and successful completion of a drug test and pre-employment background assessments.]

18. Paragraph Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

STERLING JEWELERS INC.
By: /s/ Ronald W. Ristau____
Name: Ronald W. Ristau
Title: Chief Financial Officer of Signet

/s/ Michele Cahal_________
Michele Cahal

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